WVB ALL MARKETS FUND

INVESTMENT MANAGEMENT AGREEMENT

AGREEMENT made as of the 21st day of October, 2025, by and between WVB All Markets Fund, a Delaware statutory trust (the “Fund”), and Wellington Management Company LLP, a Delaware limited liability partnership (the “Adviser”).

WHEREAS, the Fund is a closed-end, management investment company registered with the Securities and Exchange Commission (the “Commission”) pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”), operating as an interval fund under the 1940 Act;

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Fund desires to retain the Adviser to serve as investment adviser and the Adviser is willing to do so;

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, it is agreed by and between the parties, as follows:

1. General Provision.

The Fund hereby employs the Adviser and the Adviser hereby undertakes to act as the investment adviser of the Fund and to perform for the Fund such other duties and functions as are hereinafter set forth. The Adviser shall, in all matters, give to the Fund and its Board of Trustees (the “Board” and each trustee of the Fund, a “Trustee” and collectively, the “Trustees”) the benefit of its judgment, effort, advice and recommendations and shall, at all times conform to, and use its best efforts to enable the Fund to conform to: (a) the provisions of the 1940 Act and any rules or regulations thereunder; (b) any other applicable provisions of state or federal law; (c) the provisions of the declaration of Trust (“Declaration of Trust”) and by-laws (“By-Laws”) of the Fund as amended from time to time; (d) policies and determinations of the Board; (e) the fundamental policies and investment restrictions of the Fund as reflected in its registration statement under the 1940 Act or as such policies may, from time to time, be amended by the Fund’s shareholders; and (f) the prospectus (“Prospectus”) and statement of additional information (“Statement of Additional Information”) of the Fund in effect from time to time. The appropriate officers and employees of the Adviser shall be available upon reasonable notice for consultation with any of the Trustees and officers of the Fund with respect to any matters dealing with the business and affairs of the Fund. Consistent with applicable regulatory guidance, the Adviser may engage any of its affiliates, including its or their personnel, to assist it with providing its services under this Agreement (including affiliates outside of the United States), provided that the Adviser will remain responsible to the Fund for the performance of its obligations under this Agreement.

2. Investment Management.

(a) The Adviser shall, subject to the oversight of the Board, (i) regularly provide, or arrange for and oversee the provision of, investment advice and recommendations to the Fund with respect to its investments, investment policies and the purchase and sale of securities and other investments; (ii) supervise the investment program of the Fund and the composition of its portfolio and determine, or oversee the determination of, what securities and other investments shall be purchased or sold by the Fund; and (iii) arrange, subject to the provisions of paragraph “7” hereof, for the purchase of securities and other investments for the Fund and the sale of securities and other investments held in the portfolio of the Fund.

(b) Provided that the Fund shall not be required to pay any compensation other than as provided by the terms of this Agreement, the Adviser may obtain investment information, research or assistance from any other person, firm or corporation to supplement, update or otherwise improve its investment management services.

(c) To the extent permitted by applicable law, the Adviser may, from time to time with Board approval, appoint one or more sub-advisers to perform investment advisory services with respect to the Fund (including without limitation those set forth in subparagraph “(a)” of this paragraph “2”), and may, in its sole discretion, terminate any or all such sub-advisers at any time to the extent permitted by applicable law.

(d) The Adviser shall have the authority to (i) enter into, on behalf of the Fund and as its adviser and/or agent in fact, (A) any agreement, and any supporting documentation, with any futures commission merchant registered with the U.S. Commodity Futures Trading Commission to provide execution and clearing services for exchange-traded commodity futures contracts, options on futures contracts and cleared swaps for the Fund and (B) futures (including security futures) contracts, forward foreign currency exchange contracts, options on securities (listed and over-the-counter), options on indices (listed and over- the-counter), options on foreign currency and other foreign currency transactions, swap transactions (cleared or un-cleared) (including, without limitation, interest rate, credit default, total return, and related types of swap and notional rate agreements), options on swap transactions, forward rate agreements, TBA transactions and other transactions involving the forward purchase or sale of securities, repurchase and reverse repurchase transactions, buy/sell back transactions and other similar types of investment contracts or transactions, and any agreements, instruments or documentation governing any of the foregoing (including, without limitation, brokerage agreements, execution agreements, ISDA master agreements, master securities forward transactions agreements, master repurchase agreements, master securities lending agreements, security or collateral agreements, control agreements and any other agreements, instruments or documents similar or incidental to the foregoing that currently are, or in the future become, customary or necessary with respect to the documentation of any of the foregoing, and any schedules and annexes to the aforementioned agreements, instruments and documents, and any releases, consents, waivers, amendments, elections or confirmations to any of the aforementioned agreements, instruments and documents) (collectively, “Investment Instruments”), (ii) pledge and deliver cash, securities, commodities or other assets of the Fund as collateral security in connection with any Investment Instrument, and (iii) otherwise act on behalf of the Fund in connection with the exercise of any rights or the satisfaction of any obligations and liabilities of the Fund under any Investment Instruments or other agreement or documentation. Notwithstanding the foregoing, the Adviser’s authority to act on behalf of the Fund is limited to engaging in authorized trading on behalf of the Fund and transferring capital for purposes of authorized trading within the Fund only. All securities and other property of the Fund shall remain in the direct or indirect custody of the Fund’s custodian, except as otherwise authorized by the Board.

(e) Provided that nothing herein shall be deemed to protect the Adviser from its willful misfeasance, lack of good faith or gross negligence in the performance of its duties, or reckless disregard of its obligations and duties under this Agreement, the Adviser, each of its affiliates and all respective partners, members, directors, officers, trustees and employees and each person, if any, who within the meaning of Section 15 of the Securities Act of 1933, as amended (“Securities Act”), controls, is controlled by or is under common control with the Adviser (“Control Persons”) shall not be liable for any error of judgment or mistake of law and shall not be subject to any expenses or liability to the Fund or any of the Fund’s shareholders, in connection with the matters to which this Agreement relates. Nothing herein in any way constitutes a waiver or limitation of any right of any person under any applicable federal or state securities laws of the United States of America.

(f) The Adviser shall indemnify and hold harmless the Fund and each of its directors, officers, trustees, employees and agents (each, a “Fund Indemnitee”) against any and all losses, claims, damages, liabilities or litigation (including without limitation reasonable attorneys’ fees and other expenses), to which such persons may become subject under the 1940 Act, the Securities Act, the Securities Exchange Act of 1934, as amended (the “1934 Act”), the Advisers Act, the Commodity Exchange Act, as amended, or any other statute, law, rule or regulation, arising out of the Adviser’s responsibilities as investment manager of the Fund and its obligations hereunder (i) to the extent of, and as a result of, the willful misconduct, lack of good faith, or gross negligence, or reckless disregard of its duties hereunder, by the Adviser, any of the Adviser’s affiliates or Control Persons or any affiliate of or any person acting on behalf of the Adviser, or

(ii) to the extent of, and as a result of, a material breach of any representation or warranty by Adviser of this Agreement; provided, however, that in no case shall the Adviser’s indemnity hereunder be deemed to protect a person against any liability to which any such person would otherwise be subject by reason of willful misconduct, lack of good faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement. The parties agree that each Fund Indemnitee shall be a third-party beneficiary of the terms of this subparagraph “(f)”. In no event shall the Adviser or any of its affiliates be liable hereunder for any indirect, incidental, consequential, special, speculative or punitive losses, damages, costs or expenses of any kind, including loss of opportunity, loss of anticipated profits or savings and loss of goodwill or reputation. This indemnification obligation shall survive the termination of this Agreement.

(g) Nothing in this Agreement shall prevent the Adviser or any officer thereof from acting as investment adviser for any other person, firm or corporation and shall not in any way limit or restrict the Adviser or any of its directors, officers or employees from buying, selling or trading any securities or other instruments for its own account or for the account of others for whom it or they may be acting, provided that such activities will not adversely affect or otherwise impair the performance by the Adviser of its duties and obligations under this Agreement and under the Advisers Act.

(h) The Adviser may utilize unaffiliated third-party data service providers in effecting compliance with applicable regulations, the Prospectus, Statement of Additional Information and any bona fide instructions from the Fund, and the Adviser shall not be held responsible for any losses resulting from non-compliance where it has reasonably relied on information provided by reputable third-party data service providers.

(i) The Fund agrees to each of the representations, warranties, and agreements set forth in Exhibit A (Master Agreements Representations) hereto.

3. Other Duties of the Adviser.

(a) The Adviser shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary or useful to the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, the staff and personnel of the Adviser shall be deemed to include persons employed or otherwise retained by the Adviser to furnish statistical and other factual data, advice regarding economic factors and trends, information with respect to technical and scientific developments, and such other information, advice and assistance as the Adviser may desire.

(b) The Adviser shall also furnish such reports, evaluations, information or analyses to the Fund as the Board may request from time to time or as the Adviser may deem to be desirable. The Adviser shall make recommendations to the Board with respect to Fund policies, and shall carry out such policies as are adopted by the Trustees. The Adviser shall, subject to review by the Board, furnish such other services as the Adviser shall from time to time determine to be necessary or useful to perform its obligations under this Agreement.

(c) The Fund will, from time to time, furnish or otherwise make available to the Adviser such financial reports, proxy statements and other information relating to the business and affairs of the Fund as the Adviser may reasonably require in order to discharge its duties and obligations hereunder. The Adviser shall, as agent, for the Fund, maintain the Fund’s records required in connection with the performance of its obligations under this Agreement and required to be maintained under the 1940 Act. All such records so maintained shall be the property of the Fund and, upon request therefore, the Adviser shall surrender to the Fund such of the records so requested; provided that the Adviser may, at its own expense, make and retain copies of any such records.

(d) Consistent with paragraph “5” hereof, the Adviser shall bear the cost of rendering the investment advisory and supervisory services to be performed by it under this Agreement, and shall, at its own expense, pay the compensation of the officers and employees, if any, of the Fund who are also directors, officers or employees of the Adviser.

(e) The Fund instructs the Adviser to vote proxies for securities held in the Fund in accordance with the Adviser’s Global Proxy Policies and Procedures, as they may be amended from time to time. A current copy of this document is available upon request. The Fund authorizes the Adviser to instruct the Fund’s custodian to forward promptly to the Adviser copies of all proxies and shareholder communications relating to proxy votes involving securities held in the Fund (other than materials relating to legal proceedings). The Fund agrees that the Adviser will not be responsible or liable for failing to vote any proxies where it has not received the proxies or related shareholder communications in a timely manner.

(f) The Adviser will notify the Fund of any additions to or withdrawals of partners of the Adviser within a reasonable time after such additions or withdrawals.

4. Fund Expenses.

Except as otherwise provided in this Agreement, the Prospectus, by law or in any agreement limiting such expenses, the Adviser shall not be responsible for the Fund’s expenses and the Fund assumes and shall pay or cause to be paid all of its expenses, including without limitation: corporate, organizational and offering costs relating to offerings of shares; the cost of calculating the net asset value of shares, including the cost of any third-party pricing or valuation services; the cost of effecting sales and repurchases of shares and other securities; the investment management fee, pursuant to paragraph “5” hereof; the Distribution Fee and/or Shareholder Servicing Fee, each as defined in the Fund’s registration statement; investment related expenses (e.g., expenses that, in the Adviser’s discretion, are related to the investment of the Fund’s assets, whether or not such investments are consummated), including, as applicable, fees and expenses of Underlying Funds (as defined in the Fund’s registration statement) (including, without limitation, management fees, administration fees and professional and other direct, fixed fees and expenses, performance fee, carried interest, incentive fees or allocations based on Underlying Fund performance, as applicable), brokerage commissions, borrowing charges on securities sold short, clearing and settlement charges, recordkeeping, interest expense, line of credit fees, dividends on securities sold but not yet purchased, margin fees, investment-related travel and lodging expenses and research-related expenses, professional fees relating to investments, including expenses of consultants, investment bankers, attorneys, accountants and other experts; transfer agent and custodial fees; Distributor (as such term is defined in the Fund’s registration statement) costs; fees and expenses associated with marketing efforts; federal and any state registration or notification fees; federal, state and local taxes; costs incident to payment of dividends or distributions by the Fund; costs associated with the Fund’s share repurchase program; fees and expenses of Trustees who are not “interested persons” (as defined in the 1940 Act) of the Fund, including dues and expenses incurred in connection with membership in investment company organizations; the costs of preparing, printing and mailing reports and other communications, including repurchase offer correspondence or similar materials, to shareholders; fidelity bond, Trustees and officers errors and omissions liability insurance and other insurance premiums; broken deal expenses (including, without limitation, research costs, fees and expenses of legal, financial, accounting, consulting or other advisors in connection with conducting due diligence or otherwise pursuing a particular non-consummated transaction); legal expenses (including those expenses associated with preparing the Fund’s public filings, attending and preparing for Board meetings, as applicable, and generally serving as counsel to the Fund or the Trustees who are not “interested persons” (as defined in the 1940 Act) of the Fund); external accounting expenses (including but not limited to fees and disbursements and expenses related to the annual audit of the Fund and the preparation of the Fund’s tax information); any costs and expenses associated with or related to due diligence performed with respect to the Fund’s offering of its shares, including, but not limited to, costs associated with or related to due diligence activities performed by, on behalf of, or for the benefit of broker-dealers, registered investment advisers and third-party due diligence providers; costs associated with reporting and compliance obligations under the 1940 Act and applicable federal and state securities laws, including compliance with The Sarbanes-Oxley Act of 2002; all other expenses incurred by the Fund in connection with administering the Fund’s business, including expenses of the Administrator (as such term is defined in the Fund’s registration statement) for performing administrative services for the Fund, subject to the terms of the Supervision and Administration Agreement (as such term is defined in the Fund’s registration statement); and any expenses incurred outside of the ordinary course of business, including, without limitation, costs incurred in connection with any claim, litigation, arbitration, mediation, government investigation or similar proceeding and indemnification expenses as provided for in the Fund’s organizational documents (subject, however, to paragraph “2” hereof).

The Fund shall reimburse the Adviser or its affiliates for any expenses of the Fund as may be reasonably incurred as specifically provided for in this Agreement (including, for the avoidance of doubt, any of the above expenses incurred by the Adviser or its affiliates on the Fund’s behalf) or as specifically agreed to by the Board. The Adviser shall keep and supply to the Fund reasonable records of all such expenses.

5. Compensation of the Adviser.

The Fund agrees to pay the Adviser and the Adviser agrees to accept as full compensation for the performance of all functions and duties on its part to be performed pursuant to the provisions hereof an investment management fee (“Investment Management Fee”) payable monthly in arrears and accrued daily based upon the Fund’s average daily net assets at an annual rate of 0.10%. For purposes of the Investment Management Fee, “net assets” means the total value of all assets of the Fund, less an amount equal to all accrued debts, liabilities and obligations of the Fund, determined in accordance with U.S. GAAP and the valuation and accounting policies and procedures of the Fund; provided that for purposes of determining the Investment Management Fee payable to the Adviser for any month, net assets will be calculated prior to any reduction for any fees and expenses of the Fund for that month, including, without limitation, the Investment Management Fee payable to the Adviser for that month.

The Investment Management Fee will be paid to the Adviser before giving effect to any repurchase of shares in the Fund effective as of that date and will decrease the net profits or increase the net losses of the Fund that are credited to shareholders.

If this Agreement expires or is terminated, the Adviser shall be entitled to receive all amounts (including any accrued by unreimbursed expenses) payable to it and not yet paid pursuant to this paragraph.

6. Use of Names.

The Fund agrees and consents that: (i) the name “Wellington” is proprietary to the Adviser (and certain other parties, including one or more of the Adviser’s affiliates); (ii) it may only (but is not required to) use the name “Wellington” as a component of its name and for no other purpose; (iii) it will not purport to grant to any third party the right to use the name “Wellington” for any other purpose; (iv) the Adviser, or one or more of its affiliates, may use or grant to others the right to use the name “Wellington” as all or a portion of a corporate or business name or for any commercial purpose, including without limitation a grant of such right to any other investment company or other pooled vehicle, consistent with such other agreements and restrictions to which the Adviser may be subject from time to time; upon termination of this Agreement, the Fund shall promptly take whatever action may be necessary, if any, to change its name and discontinue use of the name “Wellington” in the name of the Fund or otherwise.

7. Portfolio Transactions and Brokerage.

(a) The Adviser is authorized, subject to the supervision and oversight of the Board, to establish and maintain accounts on behalf of the Fund with, and place orders for the purchase and sale of the Fund’s portfolio securities or other investments with or through, such persons, brokers or dealers, futures commission merchants or other counterparties (“brokers”) as the Adviser may elect and negotiate commissions to be paid on such transactions; provided, however, that a broker affiliated with the Adviser shall be used only in transactions permissible under applicable laws, rules and regulations, including without limitation the 1940 Act and the Advisers Act and the rules and regulations promulgated thereunder, as well as permitted by the policies adopted by the Fund. The Adviser, upon reasonable request of the Board, shall promptly provide the Board with copies of all agreements regarding brokerage arrangements related to the Fund.

(b) The Adviser shall enter into transactions and place orders for the purchase and sale of portfolio investments for the Fund’s account with brokers, dealers and/or other counterparties selected by the Adviser. The Adviser will act in good faith and with reasonable skill and care in the selection, use and monitoring of brokers. Subject thereto, neither the Adviser nor any of its affiliates will be liable for the performance of the obligations, or acts or omissions of brokers with respect to any transaction placed on behalf of the Fund. In the selection of such brokers, dealers and/or other counterparties and the entering into of such transactions and placing of such orders, the Adviser shall seek to obtain for the Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services, as provided below. In using its reasonable efforts to obtain for the Fund the most favorable price and execution available, the Adviser, bearing in mind the best interests of the Fund at all times, shall consider all factors it deems relevant, including without limitation price, the size of the transaction, the breadth and nature of the market for the security, the difficulty of the execution, the amount of the commission, if any, the timing of the transaction, market prices and trends, the reputation, experience and financial stability of the broker, dealer or counterparty involved and the quality of service rendered by the broker or dealer in other transactions. Subject to such policies as the Board may determine, or as may be mutually agreed to by the Adviser and the Board, the Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides brokerage and research services (within the meaning of Section 28(e) of the 1934 Act, and any Commission guidance issued thereunder) to the Adviser an amount of commission for effecting an investment transaction in the Fund that is in excess of the amount of commission or spread that another broker or dealer would have charged for effecting that transaction if, but only if, the Adviser determines in good faith that such commission or spread was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer viewed in terms of either that particular transaction or the overall responsibility of the Adviser with respect to the accounts for which it exercises investment discretion (as such term is defined in Section 3(a)(35) of the 1934 Act). It is recognized that the services provided by such brokers and dealers may be useful to the Adviser in connection with the Adviser’s services to other clients.

(c) On occasions when the Adviser deems the purchase or sale of a security to be in the best interests of the Fund as well as other clients of the Adviser, the Adviser, to the extent permitted by applicable laws and regulations (including without limitation any applicable exemptive orders or Commission guidance) and subject to the trade allocation procedures approved by the Board, may, but shall be under no obligation to, aggregate the securities to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions or spreads and efficient execution. In such event, allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by the Adviser in accordance with the approved procedures.

8. Duration.

This Agreement will take effect on the date first set forth above. Unless earlier terminated pursuant to paragraph “9” hereof, this Agreement shall remain in effect until October 21, 2027, and thereafter will continue in effect from year to year, so long as such continuance shall be approved at least annually by the Board, including without limitation the vote of the majority of the Trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval (or otherwise, as consistent with applicable laws, regulations and related guidance and relief), or by the holders of a “majority” (as defined in the 1940 Act) of the outstanding voting securities of the Fund and by such a vote of the Board.

9. Termination.

This Agreement may be terminated: (a) by the Adviser at any time without penalty upon giving the Fund sixty days’ written notice (which notice may be waived by the Fund); (b) by the Fund at any time without penalty upon sixty days’ written notice to the Adviser (which notice may be waived by the Adviser); or (c) by the Fund upon delivery of written notice from the Fund to the Adviser in the event of a material breach of any provision of this Agreement by the Adviser, provided that, to the extent such material breach is capable of being cured, the Fund shall have first provided the Adviser written notice of the material breach and the Adviser shall have failed to cure such breach to the reasonable satisfaction of the Fund within 10 days after the delivery of such notice; provided that termination by the Fund under (b) or (c) above shall be directed or approved by the vote of a majority of all of the Trustees then in office or by the vote of the holders of a “majority” (as defined in the 1940 Act) of the outstanding voting securities of the Fund.

10. Assignment or Amendment.

This Agreement may not be amended without the affirmative vote of the Board, including a majority of the Trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purposes of voting on such approval (or otherwise, as consistent with applicable laws, regulations and related guidance and relief) and, where required by the 1940 Act, by a vote or written consent of a “majority” of the outstanding voting securities of the Fund, and shall automatically and immediately terminate in the event of its “assignment,” as defined in the 1940 Act.

11. Track Record.

Notwithstanding anything else to the contrary herein, the Adviser shall retain a right to use the investment performance and track record of the Fund (including in marketing materials) to the extent permitted by law. Further, for the avoidance of doubt, the Adviser shall be entitled to retain a copy and use records of each of its transactions and other records pertaining to the Fund as are necessary to support any such uses of the investment performance and track record.

12. Disclaimer of Shareholder Liability.

The Adviser understands that the obligations of the Fund under this Agreement are not binding upon any Trustee or shareholder of the Fund personally, but bind only the Fund and the Fund’s property. The Adviser represents that it has notice of the provisions of the Declaration of Trust of the Fund disclaiming shareholder liability for acts or obligations of the Fund.

13. Definitions.

The terms and provisions of this Agreement shall be interpreted and defined in a manner consistent with the provisions and definitions of the 1940 Act.

14. Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken altogether shall constitute one and the same Agreement. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

15. Governing Law, Jurisdiction, etc.

This Agreement shall be governed by and construed in accordance with substantive laws of the Commonwealth of Massachusetts without reference to choice of law principles thereof and in accordance with the 1940 Act. In the case of any conflict, the 1940 Act shall control. The state and federal courts sitting within the Commonwealth of Massachusetts and County of Suffolk shall be the sole and exclusive forums for any action or proceeding hereunder and the parties hereto consent to the jurisdiction thereof. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

16. Reports and Notice.

Any notice to be given pursuant to the Agreement will be deemed to have been duly given or made as of the date delivered or transmitted, and will be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the following addresses, or sent by electronic transmission to the email or fax number specified below:

To the Adviser at:

Wellington Management Company LLP

280 Congress Street

Boston, Massachusetts 02210

Attention: Legal and Compliance

Fax No.: +1-617-790-7760

Email:

To The Fund at:

280 Congress Street

Boston, Massachusetts 02210

Attention: Legal and Compliance

Fax No.: +1-617-790-7760

Email:

The Fund consents to electronic delivery of any reports or other information that may be requested by the Fund or required to be delivered by the Adviser under this Agreement, or pursuant to applicable law, rule or regulation, and the Fund represents that it has the means to, and will access, such disclosures in electronic format. The Adviser shall provide the Fund with hard copies of any such disclosures upon request. The Fund may revoke this consent upon written notice to the Adviser.

17. Severability.

If any provision of this Agreement shall be held or made invalid by a court decision or applicable law, the remainder of the Agreement shall not be affected adversely and shall remain in full force and effect.

18. Force Majeure.

No party to this Agreement will be liable for any failure or delay in performing any of its obligations under or pursuant to the Agreement, and any such failure or delay in performing its obligations will not constitute a breach of the Agreement, if such failure or delay is due to any cause whatsoever outside its reasonable control. Any such non-performing party will be entitled to a reasonable extension of the time for performing such obligations. Events outside a party’s reasonable control include any event or circumstance that the party is unable to avoid using reasonable skill and care.

19. Entire Agreement.

This Agreement contains the entire understanding and agreement of the parties with respect to the subject matter hereof. Each party shall perform such further actions and execute such further documents as are necessary to effectuate the purpose of this Agreement.

20. Survival.

The provisions of paragraphs 5, 6, 12, 15 and 20 shall survive termination of this Agreement.

21. Electronic Signatures.

The parties agree that this Agreement and any documents related hereto may be electronically signed. The parties agree that any electronic signatures appearing on this Agreement and any related documents are the same as handwritten signatures for the purposes of validity, enforceability and admissibility.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE AND HAS NOT BEEN FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first written above.

WVB All Markets Fund

By:	/s/ Carm A. Taglione
Name: Carm A. Taglione
Title: President & Principal Executive Officer

Wellington Management Company LLP

By:	/s/ Desmond Havlicek
Name: Desmond Havlicek
Title: Senior Managing Director

EXHIBIT A

MASTER AGREEMENTS REPRESENTATIONS

The Fund understands that the Adviser has negotiated master agreements and related documents (including custodial undertakings in relation to repurchase agreements) on behalf of its clients (each, a “Master Agreement”). The Master Agreements govern transactions in cleared and non-cleared derivatives, exchange-traded futures and options, foreign exchange (“FX”) forwards and options, and similar instruments, as well as certain security forward trades and repurchase transactions (collectively, “Transactions”).

To become a party to these Master Agreements, the Fund must first confirm certain standard representations and terms set out below. The Fund recognizes that the provisions of the Master Agreements have been negotiated to benefit clients generally and cannot be amended through changes to this Exhibit.

This Exhibit does not grant the Adviser any additional investment authority to engage in particular FX, derivative, repurchase or security forward transactions nor does it expand the scope of permitted investments under this Agreement or the investment guidelines contained in the Fund’s registration statement.

Accordingly, by executing this Agreement, the Fund confirms to the Adviser that:

The Adviser has full authority as investment adviser to (i) engage in Transactions subject to applicable investment guidelines, including discretion to transact on swap execution facilities or similar trading venues and to engage in block trades, (ii) enter into Master Agreements on the Fund’s behalf with counterparties and open accounts with trading venues and SEFs, (iii) provide relevant “know your customer” and other required information (which may include client account formation documents, tax forms, financial information (e.g., an account’s assets under management) and investment management agreements (with fee information redacted) provided to a counterparty’s legal and credit personnel on a confidential basis) and (iv) receive on the Fund’s behalf required investment disclosures and other similar information from counterparties. With respect to Transactions, the Fund is not relying on the recommendations (if any) of any dealer or other counterparty.

The Fund further represents and warrants the following on behalf of each current and future account of the Fund managed by the Adviser pursuant to this Agreement:

● The Adviser is authorized to use and disclose information concerning Transactions to meet applicable reporting requirements, including the reporting of information to a swap data repository, swap execution facility or a similar trading venue. To the extent that applicable non-disclosure, confidentiality, bank secrecy or other law imposes nondisclosure requirements on Transaction information otherwise required to be reported, but permits the Fund to waive those non-disclosure requirements by consent, the Fund hereby consents to waive those requirements to the extent permitted by applicable laws.

● The Fund is duly organized and validly existing under the laws of the jurisdiction of the Fund’s organization and, if relevant under such laws, in good standing. The Fund will have and will endeavor to maintain the necessary powers, consents, and licenses, and have taken all necessary actions to enable the Adviser, to lawfully execute and deliver Master Agreements, to engage in Transactions, to grant security interests in, or transfer title to, margin or collateral, and otherwise to perform the obligations relating to the Master Agreements. Such execution, delivery and performance do not and will not violate or conflict with any law, regulation or agreement applicable to the Fund, any provision of the Fund’s constitutional documents, any order or judgment of any court or other agency of government applicable to the Fund or its assets, or any contractual restriction binding on or affecting the Fund or its assets. Accordingly, the Master Agreements to which the Fund becomes a party will constitute legal, valid and binding obligations upon the Fund, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency or similar laws and principles of equity.

● There is not pending, nor to the Fund’s knowledge threatened against the Fund, (or any guarantor of the Fund’s obligations under a Master Agreement, if applicable) any action, suit or proceeding at law or in equity that is likely to affect the legality, validity or enforceability of the Master Agreements or the Fund’s ability to perform its obligations under the Master Agreements.

● The Fund recognizes that standard master agreements contain a waiver of immunities and so authorize the Adviser to enter into Master Agreements on the Fund’s behalf that waive, to the fullest extent permitted by law, any immunity (on the basis of sovereignty or otherwise) from: (i) suit; (ii) jurisdiction; (iii) relief by way of injunction, order for specific performance or for recovery of property; (iv) attachment of assets; and (v) execution or enforcement of any judgment to which the Fund might otherwise be entitled in any proceeding relating to the Master Agreement.

The Fund hereby agrees to notify the Adviser promptly of any change in circumstances that would make untrue any of the statements contained herein.